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                                                                    EXHIBIT 10.4


                         EXECUTIVE EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement") dated as of July 1, 2000 between Worldwide Flight Services, Inc., a Delaware corporation, together with its subsidiaries (the "Company") and Peter A. Pappas (the "Executive").

         WHEREAS, the parties wish to establish the terms of Executive's future employment with the Company.

         Accordingly, the parties agree as follows:

         1. Employment, Duties and Acceptance.

                  1.1 Employment by the Company. The Company shall employ the Executive effective as of the date hereof (coinciding with the execution of this Agreement) (the "Effective Date") to render exclusive and full-time services to the Company. The Executive will serve in the capacity of Chairman and Chief Executive Officer of the Company and shall report to the Executive Chairman of the Company. The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company. The Executive will perform such other duties as may be assigned to him from time to time by the Board of Directors of the Company. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company. This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 5 of this Agreement.

                  1.2 Location. The Executive's principal place of employment shall be the Company's headquarters located in the Dallas/Fort Worth, Texas area, subject to any travel required in connection with providing services under this Agreement.

                  1.3 Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above.

         2. Duration of Employment.

                  This Agreement and the employment relationship hereunder will continue in effect for two (2) years from the Effective Date (the "Initial Term") and the terms of this Agreement shall continue beyond the Initial Term in the following manner: starting with the day immediately after the first anniversary of the Effective Date and on each calendar day thereafter, the term shall be automatically extended by one (1) day to always be not less than one
(1) year, (the "Extended Term"). In the event of the Executive's termination of employment during the Term or Extended Term, the Company's obligation to continue to pay all base salary, bonus and other benefits then accrued shall terminate except as may be provided for in Section 4 of this Agreement.


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         3. Compensation by the Company.

                  3.1 Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive an annual base salary of $320,000 payable in accordance with the payroll practices of the Company ("Base Salary"). The Board of Directors of the Company shall review the Executive's Base Salary annually and shall increase Base Salary by a minimum of 5% each year.

                  3.2 Bonus for Calendar Year 1999. The company acknowledges that the Executive was entitled to receive a minimum guaranteed bonus of $50,000 for the calendar year 1999, payable on April 1, 2000. The Executive has agreed to defer the payment of the $50,000 bonus to January, 2001.

                  3.3 Bonus for Calendar Year 2000. For calendar year 2000, the Executive shall be entitled to receive a bonus of $160,000 if, after accruing for such bonus, the Company is in Covenant Compliance and the Castle Harlan Partners III, L.P. ("CHP III") investment in Holdings has achieved, after accruing for such bonus, equal to or greater than a 30% IRR ("IRR") (as such term is defined in the WFS Holdings, Inc. 1999 Stock Option Plan (the "Stock Option Plan")) for calendar year 2000.

                  3.4 Bonus for Calendar Year 2001 and Subsequent Calendar Years. For calendar year 2001 and subsequent calendar years, the Executive shall be entitled to receive a bonus of 50% of Base Salary if, after accruing for such bonus, the Company is in Covenant Compliance and the CHP III investment in Holdings has achieved, after accruing for such bonus, equal to or greater than a 30% IRR for calendar year 2001 and each applicable subsequent calendar year.

                  3.5 Additional Bonus for Calendar Year 2000 and Subsequent Calendar Years. In addition to the bonuses set forth in Sections 3.3 and 3.4 hereof, the Executive shall be entitled to receive a bonus of 30% of Base Salary if, after accruing for such bonus, the Company is in Covenant Compliance and the CHP III investment in Holdings has achieved, after accruing for such bonus, greater than a 35% IRR for calendar year 2000 and each applicable subsequent calendar year.

                  3.6 Payment of Bonuses. Notwithstanding any provision contained herein to the contrary, the payment of any bonuses pursuant to Section 3 of this Agreement shall be subject to the approval of the Compensation Committee of the Board of Directors of the Company, including, but not limited to, the determination that all conditions contained in this Section 3 relating to the bonuses have been met. Any bonus amount due to the Executive shall be paid by the Company as soon as practical after the Compensation Committee has made its award, provided however that if the payment of all or any portion of a bonus would cause the Company to fail to be in covenant compliance then payment shall be deferred.




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                  3.7 Bonus Upon Change of Control. Upon a Change in Control, as
defined in Section 2 of the Stock Option Plan, the Executive shall be entitled to receive a bonus of $1 million; provided that the CHP III investment in Holdings has achieved, after accruing for such bonus, greater than a 35% IRR as of the date of the Change in Control.

                  3.8 Participation in Employee Benefit Plans. The Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company, which may be available to other executives of the Company generally, on the same terms as such other executives.

                  3.9 Previous Purchase of Stock. The Company and the Executive acknowledge that the Executive has previously purchased 10,000 shares of voting Common Stock and 25,000 shares of preferred stock of Holdings.

                  3.10 Additional Purchase of Stock. As of the Effective date, the Executive shall be provided with the opportunity to purchase an additional 10,000 shares of voting Common Stock of Holdings, priced at $3.25 per share. The purchase of the shares of voting Common Stock shall be subject to the Management Subscription Agreement and the Stock Buy Back Agreement between Holdings and the Executive. The Company and Executive may agree to have the Company finance, with full recourse, up to 50% of the purchase price of such shares of voting Common Stock with an interest rate equal to (8%) per annum paid on a current basis. The purchase of the shares of voting Common Stock shall be subject to the Management Subscription Agreement and the Stock Buy-Back Agreement between Holdings and the Executive, the Stockholders' Agreement among Holdings, the Executive and other stockholders of Holdings and the Voting Trust Agreement among Holdings, the Executive, other stockholders of Holdings and Leonard Harlan.

                  3.11 Stock Options. Over a period of time of not less than 5 years and provided the Executive remains employed by the Company, the Executive shall be allocated options under the Stock Option Plan for the purchase of up to 25,000 shares of non-voting common stock of Holdings. All terms and conditions applicable to such stock options shall be governed by the provisions of the Stock Option Plan and any stock option agreements thereunder, as approved by the Compensation Committee of the Board of Directors of Holdings.

                  3.12 Car Allowance. The Executive shall be entitled to a monthly car allowance equal to $625.00.

                  3.13 Club Membership. The Company shall continue to pay the ongoing annual dues for a Dallas/Fort Worth, Texas area club membership, during the Term, up to a maximum of $5,000 per annum. Such reimbursement will be subject to required withholding taxes (including FICA and Medicare), which are to be for the Executives account.

                  3.14 Vacation. The Executive shall be entitled to 20 days vacation per year.




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                  3.15 Expense Reimbursement. During the Term, the Executive
shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, including reasonable expenses of entertainment and travel, provided that such expenses are properly approved, documented and reported in accordance with the policies and procedures of the Company applicable at the time the expenses are incurred.

         4. Termination.

                  4.1 Termination Upon Death. If the Executive dies during the Term, the Executive's legal representatives shall be entitled to receive the Executive's Base Salary, accrued bonus, unpaid vacation days and any other earned and vested benefit set forth in Section 3 hereof for the period ending on the last day of the month in which the death of the Executive occurs.

                  4.2 Termination Upon Disability. If during the Term the Executive meets the requirements for physical or mental disability under the Company's long-term disability plan and is eligible to receive benefits thereunder, the Company may at any time prior to the Executive's recovery but after the last day of the sixth consecutive month of such disability, by written notice to the Executive, terminate the Executive's employment hereunder.

                  Additionally, in such event, the Executive (or his legal representatives) shall be entitled to receive the Executive's Base Salary and accrued bonus for the period ending on the date such termination occurred. Nothing in this Section 4.2 shall be deemed to in any way affect the Executive's right to participate in any disability plan maintained by the Company and for which the Executive is otherwise eligible.

                  4.3 Termination for Cause. The Executive's employment hereunder may be terminated by the Company for "Cause" (as herein defined) at any time. "Cause" shall mean with respect to the Executive, (a) the Executive's continued failure to substantially perform the Executive's duties, (b) repeated acts of insubordination, or failure to execute Company plans and/or strategies,
(c) acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company, (d) conviction of or pleading guilty or no contest to, a felony, all as determined by the Board of Directors of the Company in its reasonable judgment; (e) reasonable evidence presented in writing to the Executive that the Executive engaged in a criminal act involving moral turpitude or willful misconduct or (f) conduct not conforming to standards of good citizenship or good moral character, or which is potentially detrimental to the Company's business, reputation, character or standing, provided that, in the case of clauses (a) and (b), the Executive shall be entitled to written notice from the Company and 20 days to cure such deficiency. Breach of this Agreement and to the extent that an Executive is subject to a non-competition and confidentiality agreement, breach of such non-competition and confidentiality agreement, shall constitute Cause under this Agreement.

                  Upon termination for Cause hereunder, the Executive shall be entitled to receive the Executive's Base Salary and any other earned and vested benefit set forth in Section 3 hereof through the date of termination.

                  4.4 Voluntary Termination. The Executive may upon at least 90 days prior written notice to the Company terminate employment hereunder.


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                           (a) Upon a voluntary termination other than for Good
Reason, the Executive shall be entitled to receive the Executive's Base Salary and any other earned and vested benefit set forth in Section 3 hereof through the date of termination.

                           (b) Upon a voluntary termination for Good Reason, the
Executive shall be entitled to receive his Base Salary for a period of 12 months from the date of termination and a pro rated bonus to the date of termination. Such bonus shall be paid to the Executive at the time bonuses are paid to other senior executive employees of the Company. For the length of the period for which payments are made after termination pursuant to this Section 4.4(b), the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those, which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this provision (b) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

                           The term "Good Reason" shall mean: 1) the
requirement, without the Executive's consent, that he relocate or perform a significant portion of his duties under this Agreement outside a 50 mile radius from Euless, Texas; 2) a reduction in Base Salary or any agreed upon Benefit under this Agreement without the Executive's consent; 3) a material adverse change in the Executive's responsibilities, position, duties, resources, reporting responsibilities or support personnel assigned without his prior consent.

                           (c) In the event of a Change in Control, the
Executive shall have the right (by written notice to the Company within 10 business days of such Change in Control) to terminate his employment with the Company upon his election. In that event, the Executive shall be entitled to receive his Base Salary and any other earned and vested benefit set forth in
Section 3 hereof for a period of 12 months from the date of termination and a pro rated bonus to the date of termination. Such bonus shall be paid to the Executive at the time bonuses are paid to other senior executive employees of the Company. For the length of the period for which payments are made after termination pursuant to this Section 4.4(c), the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those, which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this provision (c) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

                  The term "Change in Control" shall be as defined in Section 2 of the Stock Option Plan.

                  4.5 Termination by the Company Other Than For Cause.

                           (a) If the Company terminates the Executive's
employment for any reason other than Cause, the Company shall pay the Executive his Base Salary and other any other earned and vested benefit set forth in
Section 3 hereof for a period of 12 months from the date of termination and a pro rated bonus to the date of termination. Such bonus shall be paid to the Executive at the time bonuses are paid to other senior executive employees of the Company.



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                           (b) For the length of the period for which payments
are provided after any termination pursuant to this Section 4.5, the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this paragraph (b) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

                           (c) Nothing contained in this Section 4.5 shall
prevent the Executive from receiving any and all benefits payable under any severance benefit plan or program maintained by the Company to which the Executive is entitled.

         5. Restrictions and Obligations of the Executive.

                  5.1 Confidentiality. (a) During the course of the Executive's employment by the Company, the Executive will have access to certain trade secrets and confidential information relating to the Company, which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Company are among its most valuable assets, including but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the company and its business, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except as necessary in the course of the Executive's employment with the Company. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

                           (b) All files, records, documents, drawings,
specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in any non competition and confidentiality agreement that is established between the Executive and the Company and/or Holdings), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive


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property of the Company, and the Executive shall not remove any such items from the premises of the Company, except in furtherance of the Executive's duties under any employment agreement.

                           (c) It is understood that while employed by the
Company the Executive will promptly disclose to it, and assign to it the Executive's interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive's employment. At the Company's request and expense, the Executive will assist the Company during the period of the Executive's employment by the Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

                           (d) As requested by the Company from time to time and
upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Executive's Possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

                  5.2 Non-Solicitation of Hire. During the Term and for 3 years following the termination of the Executive's employment for any reason, the Executive shall not, (a) solicit, directly or indirectly, any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the 12 month period immediately prior to the relevant date, for the purpose of marketing, selling or providing to any party any services or products offered by or available from the Company or its subsidiaries and relating to the Business (provided that if the Executive intends to solicit any such party for any other purpose, it shall notify the Company of such intention) or (b) employ or solicit, directly or indirectly, for employment any person who is an employee of the Company or any of its subsidiaries or who was an employee of the Company of any of its subsidiaries at any time during the 12 month period immediately prior to any such solicitation or employment. Notwithstanding the foregoing, if the Executive is subject to any non-competition and confidentiality agreement that is established between the Executive and the Company and/or Holdings, the provisions of such agreement shall govern non-solicitation and hiring.

                  5.3 Non-Competition. The Executive shall be bound by the terms of any non-competition and confidentiality agreement that is established between the Executive and the Company and/or Holdings.

                  5.4 The Executive agrees not to engage in any act that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company further agrees that it will engage in no act, which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.

                  5.5 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company are the sole property of the Company ("Company Property").


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During the term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, or any affiliate, except in furtherance of his duties under the Agreement. When the Executive terminates his employment with the Company, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

                  5.6 Work Product. The Executive agrees that all inventions, discoveries, systems, interfaces, protocols, concepts, formats, creations, developments, designs, programs, products, processes, investment strategies, materials, computer programs or software, data bases, improvements, or other properties related to the business of the Company or any of its affiliates, conceived, made or developed during the term of his employment with the Company, whether conceived by the Executive alone or working with others, and whether patentable or not (the "Work Product"), shall be owned by and belong exclusively to the Company. The Executive hereby assigns to the Company his entire rights to the Work Product and agrees to execute any documents and take any action reasonably requested by the Company to protect the rights of the Company in any Work Product. The Executive acknowledges that any copyrightable subject matter created by the Executive within the scope of his employment, whether containing or involving Confidential Information or not, is deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled "Copyrights", as amended, and the Company shall be deemed the sole author and owner thereof for any purposes whatsoever. In the event of any unauthorized publication of any Confidential Information, the Company shall automatically own the copyright in such publication. Further, the Company shall automatically hold all patents and/or trademarks, if any, with respect to any Work Product.

                  5.7 Tax Withholding. The Company or other payor is authorized to withhold, from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board of Directors of the Company to satisfy all obligations for the payment of such withholding taxes.


         6. Other Provisions.

                  6.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, 4 days after the date of mailing, as follows:

                           (a) If the Company, to:

                               Worldwide Flight Services, Inc.
                               1001 West Euless Boulevard
                               Suite 320
                               Euless, Texas  76040

                               Attention:     Bradley Stanius
                               Telephone:     (817) 665-3612
                               Fax:           (817) 665-3423


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                               With a copy to:

                               WFS Holdings, Inc.
                               c/o Castle Harlan Partners III, L.P.
                               150 E. 58th Street
                               New York, NY  10155

                               Attention:     Marcel Fournier
                               Telephone:     (212) 644-8600
                               Fax:           (212) 207-8042

                               and

                               Attention:     Howard Weiss
                               Telephone:     (212) 644-8600
                               Fax:           (212) 759-0486

                               And a copy to:

                               Schulte Roth & Zabel LLP
                               900 Third Avenue
                               New York, NY  10022

                               Attention:     Marc Weingarten, Esq.
                               Telephone:     (212) 756-2000
                               Fax:           (212) 593-5955

                           (b) If the Executive, to his home address set forth
in the records of the Company.


                  6.2 Entire Agreement. Except as provided in Section 5 hereof, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the employment agreement between AMR Services Corporation and the Executive, effective on October 1, 1998.

                  6.3 Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

                  6.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege


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hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  6.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

                  6.6 Assignability. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, to any other entity that will substantially carry on the business of the Company.

                  6.7 Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  6.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

                  6.9 Remedies: Specific Performance. The parties hereto hereby acknowledge that the provisions of Section 5 are reasonable and necessary for the protection of the Company. In addition, the Executive further acknowledges that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in Section 5, except as required by law, the Executive shall not be entitled to any payments set forth in Section 4 hereof if the Executive breaches any of the covenants applicable to the Executive contained in Section 5, the Executive will immediately return to the Company any such payments previously received under Section 4 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

                  6.10 Tax Gross-Up. In the event that any payment made to the Executive pursuant to this Agreement with the Company becomes subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to the Executive the amount of such excise taxes plus all federal, state and local taxes applicable to the Company's payment of such excise taxes including any additional excise taxes due under Section 4999 of the Code with respect to payments made pursuant to this Agreement.

                  6.11 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects.


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                  6.12 Judicial Modification. If any court or arbitrator
determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid, or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

                  6.13 Attorney Fees. The prevailing party in any litigation between the Company and the Executive with respect to this Agreement shall be entitled to an award of the reasonable legal fees and disbursements incurred by such party with respect to third party claims.


                           IN WITNESS WHEREOF, the parties hereto, intending to
be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

                                            EXECUTIVE


                                            /s/ Peter A. Pappas
                                                --------------------------------
                                                Peter A. Pappas


                                            WORLDWIDE FLIGHT SERVICES, INC.


                                            By: /s/ Brad Stanius
                                                --------------------------------
                                                Name:
                                                Title:



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